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                                                                    EXHIBIT 11.1

                            E*TRADE GROUP, INC.

                STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

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                                                            NINE MONTHS ENDED
                                 YEARS ENDED SEPTEMBER 30,       JUNE 30,
                                 -------------------------- ------------------
                                   1993     1994     1995     1995     1996
                                 -------- -------- -------- -------- ---------
                                   (in thousands, except per share amounts)
Weighted average shares
 outstanding...................    15,099   15,226   15,741   15,776    15,530
Series A convertible preferred
 stock.........................       --       --       --       --        --
Options and warrants granted
 prior to June 7, 1995 (on a
 treasury stock basis).........     3,076    2,458    2,239    1,173     3,274
Securities issued after June 7,
 1995, in accordance with Staff
 Accounting Bulletin 83:
  Series A convertible
   preferred...................     4,882    4,882    4,882    4,882     6,000
  Series B convertible
   preferred...................       961      961      961      961       961
  Series C convertible
   preferred...................
  Stock options................     2,785    2,785    2,785    2,785     2,785
                                 -------- -------- -------- -------- ---------
Shares used to compute per
 share data....................    26,803   26,312   26,608   25,577    28,550
                                 ======== ======== ======== ======== =========
Net income (loss)..............  $     99 $    785 $  2,581 $  2,150 $  (1,334)
                                 ======== ======== ======== ======== =========
Net income (loss) per share....  $    --  $    .03 $    .10 $    .08 $    (.05)
                                 ======== ======== ======== ======== =========
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